Exhibit 99.1

FOR IMMEDIATE RELEASE

AGS ANNOUNCES REPRICING OF $30 MILLION REVOLVING CREDIT FACILITY

LAS VEGAS – September 4, 2019 – AGS (NYSE: AGS) or (the “Company”) today announced a repricing of the $30 million revolving credit facility via a group of lenders, effective August 30, 2019, that reduces the interest rate margin on the revolver by 200 basis points to LIBOR plus 350 basis points (which will be further reduced by 25 basis points if at any time the Company receives a corporate credit rating of at least B1 from Moody’s).

The Company expects to record minimal fees related to this transaction in the third quarter of 2019.

AGS Chief Financial Officer Kimo Akiona said, “This interest rate reduction on our revolving credit facility reflects the progress we have made in reducing our leverage, the continued strong support of our lenders, and our ongoing commitment to maintaining a strong credit profile.”

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About AGS
AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II Native American gaming market, but our customer-centric culture and growth have helped us branch out to become a leading all-inclusive commercial gaming supplier. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, real-money gaming platforms and content, highly rated social casino solutions for operators and players, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at www.playags.com.

AGS Media Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations
jboguslawski@PlayAGS.com

Steve Kopjo, Director of Investor Relations

SKopjo@PlayAGS.com

©2019 AGS LLC. All® notices signify marks registered in the United States.  All ™ and ℠ notices signify unregistered trademarks. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc.